Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the transactions contemplated by the Agreement and Plan of Merger dated as of April 30, 2019, by and among Ingersoll-Rand plc, Ingersoll-Rand U.S. Holdco, Inc. (“Ingersoll Rand Industrial”), Gardner Denver Holdings, Inc. and Charm Merger Sub Inc. (“Merger Sub”) (the “Merger Agreement) and the Separation and Distribution Agreement, dated as of April 30, 2019, by and between Ingersoll-Rand plc and Ingersoll Rand Industrial (the “Separation and Distribution Agreement”) namely, the separation of Ingersoll Rand Industrial from Trane Technologies plc (formerly Ingersoll-Rand plc, or “Trane”) and subsequent merger of Ingersoll Rand Industrial with and into Merger Sub, a wholly-owned subsidiary of  Ingersoll Rand Inc. (formerly Gardner Denver Holdings, Inc, “Gardner Denver”,  or the “Company”), as described below and in Note 1. The merger was consummated on February 29, 2020.

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Gardner Denver and Ingersoll Rand Industrial.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve any synergies.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined financial information. In many cases, these assumptions were based on preliminary information and estimates.

The unaudited pro forma condensed combined financial information set forth below gives effect to the following transactions and circumstances, referred to as the Transactions:

•	Ingersoll Rand plc’s acquisition of the Precision Flow Systems business (“Precision Flow Systems” or “PFS”) on May 15, 2019;

•	Internal reorganization of Trane to separate and consolidate specified assets and liabilities used in the Ingersoll Rand Industrial business under Ingersoll Rand Industrial (the “Separation”);

•	Incurrence of Ingersoll Rand Industrial debt;

•	Distribution of Ingersoll Rand Industrial common stock pro rata to Trane stockholders (the “Distribution”); and

•
Merger of Charm Merger Sub, Inc., a wholly-owned subsidiary of the Company, with and into Ingersoll Rand Industrial, with Ingersoll Rand Industrial surviving the merger as a wholly-owned subsidiary of the Company (the “merger”)

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions, based on the historical financial position and results of operations of Gardner Denver, Ingersoll Rand Industrial, and Precision Flow Systems presented as follows:

•	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was prepared based on

(1)	the historical audited condensed consolidated statement of operations of Gardner Denver for the year ended December 31, 2019;

(2)	the historical audited combined statement of comprehensive income of Ingersoll Rand Industrial for the year ended December 31, 2019, and

(3)
the historical unaudited condensed combined statement of operations and comprehensive income of Precision Flow Systems for the three months ended March 31, 2019 and unaudited financial statement information for the period from April 1, 2019 to May 14, 2019 as derived from the historical records of Precision Flow Systems;

•	The unaudited pro forma condensed combined balance sheet as of December 31, 2019 was prepared based on

(1)	the historical audited condensed consolidated balance sheet of Gardner Denver as of December 31, 2019, and

(2)	the historical audited combined balance sheet of Ingersoll Rand Industrial as of December 31, 2019 .

The merger has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codiﬁcation (“ASC”) 805, Business Combinations. Gardner Denver management has determined that Gardner Denver is the acquirer for ﬁnancial accounting purposes. In identifying Gardner Denver as the accounting acquirer, the companies considered the structure of the transaction and other actions contemplated by the Merger Agreement, relative outstanding share ownership and market values, the composition of the combined company’s board of directors, the relative size of Gardner Denver and Ingersoll Rand Industrial, and the designation of certain senior management positions of the combined company.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 assume the Transactions occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes the Transactions occurred on December 31, 2019, with the exception of Ingersoll Rand’s acquisition of Precision Flow Systems which is reflected in Ingersoll Rand Industrial’s historical balance sheet at December 31, 2019.

This historical financial information included in the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of Gardner Denver, Ingersoll Rand Industrial, and Precision Flow Systems, that are included or incorporated by reference into this report:

•	Gardner Denver’s consolidated financial statements and the notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 26, 2020;

•	Ingersoll Rand Industrial’s audited combined financial statements for the year ended December 31, 2019 and the notes thereto; and

•
Precision Flow Systems unaudited condensed combined financial statements for the three months ended March 31, 2019 contained in Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on January 15, 2020.

GARDNER DENVER AND THE INGERSOLL RAND INDUSTRIAL BUSINESS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2019
(Dollars and shares, in millions, except per share amounts)

	Historical Gardner Denver	Pro Forma Ingersoll Rand Industrial Adjusted (Note 2)	Pre-Merger Adjustments (Note 7)		Merger Adjustments (Note 8)		Pro Forma Combined

Revenues	$2,451.9	$3,721.3	$-		$-		$6,173.2
Cost of sales	1,540.2	2,461.0	(2.4)	{g}	7.3	{a}	4,004.4
			(1.7)	{g}
Gross Profit	911.7	1,260.3	4.1		(7.3)		2,168.8
Selling and administrative expenses	436.4	716.4	(0.6)	{g}	(7.3)	{a}	1,148.2
					3.3	{b}
Amortization of intangible assets	124.3	61.5	-		174.0	{d}	359.8
Other operating expense, net	75.7	41.4	-		(45.0)	{c}	72.1
Operating Income	275.3	441.0	4.7		(132.3)		588.7
Interest expense	88.9	-	-		67.6	{e}	156.5
Loss on extinguishment of debt	0.2	-	-		-		0.2
Other income, net	(4.7)	0.5	-		-		(4.2)
Income (Loss) Before Income Taxes	190.9	440.5	4.7		(199.9)		436.2
Provision (benefit) for income taxes	31.8	112.2	-		(47.5)	{f}	96.5
Net Income (Loss)	159.1	328.3	4.7		(152.4)		339.7
Less: Net earnings attributable to non-controlling interests	-	(2.7)	-		-		(2.7)
Net Income (Loss) attributable to Pro Forma Combined	$159.1	$325.6	$4.7		$(152.4)		$337.0
Basic earnings (loss) per share	$0.78						$0.81
Diluted earnings (loss) per share	$0.76						$0.80

Weighted average shares, basic	203.5				211.0	{g}	414.5
Weighted average shares, diluted	208.9				211.2	{h}	420.1

GARDNER DENVER AND THE INGERSOLL RAND INDUSTRIAL BUSINESS
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2019
(Dollars, in millions)

	Historical Gardner Denver	Historical Ingersoll Rand Industrial	Pre-Merger Adjustments (Note 7)		Merger Adjustments (Note 9)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$505.5	$279.0	$(254.0)	{a}	$(34.4)	{j}	$467.3
					(28.8)	{j}
Accounts receivable, net of allowance for doubtful accounts	459.1	613.5	-		-		1,072.6
Inventories	502.5	433.7	-		85.3	{k}	1,021.5
Other current assets	76.8	46.6	-		-		123.4
Total current assets	1,543.9	1,372.8	(254.0)		22.1		2,684.8
Property, plant and equipment, net of accumulated depreciation	326.6	483.4	(29.1)	{b}	(30.2)	{i}	786.5
					35.8	{l}
Goodwill	1,287.7	1,657.4	-		4,221.9	{m}	7,167.0
Other intangible assets, net	1,255.0	825.2	-		30.2	{i}	3,932.4
					1,822.0	{n}
Deferred tax assets	3.0	-	(3.9)	{e}	48.6	{i}	44.9
					(2.8)	{o}
Other assets	212.2	144.0	104.5	{f}	(48.6)	{i}	420.6
			8.5	{h}
Total assets	$4,628.4	$4,482.8	$(174.0)		$6,099.0		$15,036.2
Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$7.6	$-	$19.0	{c}	$-		$26.6
Accounts payable	322.9	427.9	-		-		750.8
Accrued compensation and benefits	-	93.6	7.2	{d}	(100.8)	{i}	-
Accrued liabilities	244.1	271.6	89.0	{f}	100.8	{i}	695.2
			34.4	{c}	(34.4)	{j}
			2.3	{h}	(12.6)	{p}
Total current liabilities	574.6	793.1	151.9		(47.0)		1,472.6
Long-term debt, less current maturities	1,603.8	-	1,846.6	{c}	-		3,450.4
Pensions and other postretirement benefits	99.7	51.7	122.1	{d}	-		273.5
Deferred income taxes	251.0	143.6	(38.6)	{e}	371.3	{o}	717.7
					(6.9)	{i}
					(2.7)	{j}
Other liabilities	229.4	92.9	6.0	{f}	4.1	{j}	343.9
			4.6	{h}	6.9	{i}
Total liabilities	2,758.5	1,081.3	2,092.6		325.7		6,258.1
Commitments and contingencies
Stockholders' equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 206,767,529 shares issued at December 31, 2019	2.1	-	-		-		2.1
Capital in excess of par value	2,302.0	-	-		6,924.4	{q}	9,226.4
Accumulated deficit	(141.4)	-	-		(30.2)	{j}{q}	(171.6)
Parent company investment	-	3,627.9	(2,191.4)	{a}{b}{c}{d} {e}{f}{h}	(1,436.5)	{q}	-
Accumulated other comprehensive loss	(256.0)	(240.4)	(75.2)	{d}	315.6	{q}	(256.0)
Treasury stock at cost; 1,701,983 shares at December 31, 2019	(36.8)	-	-		-		(36.8)
Non-controlling interest	-	14.0	-		-		14.0
Total stockholders' equity	1,869.9	3,401.5	(2,266.6)		5,773.3		8,778.1
Total liabilities and stockholders' equity	$4,628.4	$4,482.8	$(174.0)		$6,099.0		$15,036.2

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1: Description of transactions

On February 29, 2020, Trane completed the separation of the Ingersoll Rand Industrial business through a spin-off of Ingersoll Rand Industrial and merger of Ingersoll Rand Industrial with a wholly-owned subsidiary of the Company in a "Reverse Morris Trust" transaction pursuant to the Merger Agreement and the Separation and Distribution Agreement (collectively with the other related transaction documents, the "Transaction Agreements"). Following the completion of the Transactions, Gardner Denver was renamed Ingersoll Rand Inc. and Ingersoll-Rand plc was renamed Trane Technologies plc. Upon the closing of the Transactions, Trane’s existing shareholders received 50.1% of the shares of the Company on a fully diluted basis. Existing Company shareholders retained 49.9% of the shares of the Company on a fully diluted basis. As a result of the Transactions, Trane shareholders entitled to receive shares of Ingersoll Rand Industrial common stock in the Distribution received approximately 0.8824 shares of Company common stock for each share of Ingersoll Rand Industrial common stock they received in the Distribution.

In connection with the Transactions, Ingersoll-Rand Services Company, an affiliate of Ingersoll Rand Industrial, borrowed an aggregate principal amount of $1,900 million under a senior secured first lien term loan facility (the "Term Loan"), the proceeds of which were used to make a one-time special cash payment of $1,900 million to a subsidiary of Trane. The obligations under the Term Loan were retained by Ingersoll-Rand Services Company, which following the Transactions is a wholly owned subsidiary of the Company.

Note 2: Ingersoll Rand plc’s acquisition of Precision Flow Systems

On May 15, 2019, Ingersoll Rand plc completed its acquisition of Precision Flow Systems, a leading provider of fluid management systems which serves mission-critical applications including water, precision irrigation, oil and gas, and chemical and industrial.

The values presented in the unaudited pro forma condensed combined financial information for Historical Ingersoll Rand Industrial as of and for the year ended December 31, 2019 reflect the consolidation of PFS from the date of acquisition. Amounts presented as results of operations of Precision Flow Systems prior to the acquisition by Ingersoll Rand Industrial for the three months ended March 31, 2019 are derived from the unaudited financial statements of Precision Flow Systems and for the period from April 1, 2019 through May 14, 2019, which have been derived from the historical records of Precision Flow Systems.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 gives effect to Ingersoll Rand Industrial’s acquisition of Precision Flow Systems as if the acquisition had occurred on January 1, 2019. The Historical Ingersoll Rand Industrial amounts include the results of Precision Flow Systems for the period from May 15, 2019 to December 31, 2019.

Consideration transferred

The acquisition of Precision Flow Systems has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets and liabilities assumed be recognized at their acquisition fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. The consideration transferred by Ingersoll Rand in the acquisition of Precision Flow Systems was approximately $1,456.3 million in cash, excluding cash acquired and including the settlement of pre-acquisition Precision Flow Systems indebtedness. The consideration transferred is subject to customary purchase price adjustments. Ingersoll Rand Industrial incurred $12.7 million in transaction costs in connection with their acquisition of Precision Flow Systems.

The following is a summary of the preliminary estimated fair values of the net assets acquired as of the transaction closing date, May 15, 2019:

(Dollars in millions)
Current assets	$123.9
Intangibles	662.2
Goodwill	801.3
Other noncurrent assets	46.5
Accounts payable, accrued expenses and other liabilities	(70.0)
Noncurrent deferred tax liabilities	(107.6)
Total purchase price, net of cash acquired	$1,456.3

Ingersoll Rand Industrial has not finalized the process of allocating the purchase price and valuing the acquired assets and liabilities assumed for the acquisition of Precision Flow Systems. The final purchase price allocation will be determined when Ingersoll Rand Industrial has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary amounts presented in these unaudited pro forma combined financial statements. If the fair value of the acquired assets is higher than the preliminary values above, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined statement of operations.

Ingersoll Rand Industrial
Unaudited Pro forma Condensed Combined Statement of Operations
Year ended December 31, 2019
(Dollars and shares, in millions, except per share amounts)

	Historical Ingersoll Rand Industrial	Historical PFS (1/1/2019 - 3/31/2019)	Historical PFS (4/1/2019- 5/14/2019)	Pro Forma Adjustments		Total Pro Forma Ingersoll Rand Industrial	Reclassification Adjustments		Total Pro Forma Ingersoll Rand Industrial Adjusted
Revenues	$3,582.2	$95.0	$44.1	$-		$3,721.3	$-		$3,721.3
Cost of sales	2,427.6	54.1	25.6	(7.5)	{a}	2,497.3	(35.4)	{h}	2,461.0
				(3.0)	{d}		(0.9)	{j}
				0.5	{b}
Gross profit	1,154.6	40.9	18.5	10.0		1,224.0	36.3		1,260.3
Selling and administrative expenses	762.3	26.3	11.4	(10.3)	{d}	777.0	(61.5)	{g}	716.4
				(12.7)	{c}		(2.1)	{h}
							3.4	{k}
							(0.4)	{j}
Research and development	-	2.4	1.0	-		3.4	(3.4)	{k}	-
Amortization of intangible assets	-	-	-	-		-	61.5	{g}	61.5
Other operating expense, net		3.5	(0.1)	-		3.4	37.5	{h}	41.4
							1.3	{j}
							(0.8)	{i}
Operating income	392.3	8.7	6.2	33.0		440.2	0.8		441.0
Interest expense	-	6.9	6.5	(13.4)	{e}	-	-		-
Loss on extinguishment of debt	-	-	-	-		-	-		-
Other income, net	(0.3)	-	-	-		(0.3)	0.8	{i}	0.5
Income (loss) before income taxes	392.6	1.8	(0.3)	46.4		440.5	-		440.5
Provision (benefit) for income taxes	101.9	2.2	(0.5)	8.6	{f}	112.2	-		112.2
Net income (loss)	290.7	(0.4)	0.2	37.8		328.3	-		328.3
Less: Net earnings attributable to non-controlling interest	(2.7)	-	-	-		(2.7)	-		(2.7)
Net earnings (loss) attributable to Pro Forma Ingersoll Rand Industrial	$288.0	$(0.4)	$0.2	$37.8		$325.6	$-		$325.6

Pro Forma Adjustments

(a)	Reflects $7.5 million reduction of Cost of sales for the removal of inventory step-up amortization as this amount is not expected to have a continuing impact on Ingersoll Rand Industrial’s operations.

(b)	Reflects incremental depreciation expense of $0.5 million based on the estimated fair value step-up of the depreciable fixed assets acquired and assigned estimated useful lives.

(Dollars in millions)	Carrying value	Preliminary fair value	Step-up	Average remaining useful lives (years)	Step-up depreciation expense for the period ended May 15, 2019
Land	$4.5	$5.3	$0.8	N/A	$-
Buildings and improvements	10.2	14.7	4.5	9	0.2
Machinery and equipment	13.8	18.6	4.8	8	0.3
Construction in progress	2.7	2.7	-	N/A	-
Total acquired fixed assets	$31.2	$41.3	10.1		$0.5

(c)
Reflects the pro forma adjustment to remove $12.7 million of transaction costs incurred by Ingersoll Rand Industrial in connection with the acquisition of Precision Flow Systems as transaction costs are directly attributable to the acquisition of Precision Flow Systems and will not have an ongoing impact on the combined business.

(d)
Reflects the net pro forma adjustment of $13.3 million for the removal of $48.6 million of historical amortization expense ($3.0 million within Cost of sales and $45.6 million within Selling and administrative expenses) offset by new amortization expense of $35.3 million within Selling and administrative expenses based on the fair value of the definite life intangible assets and the respective assigned estimated useful life.

(Dollars in millions)	Historical carrying value as of May 15, 2019	Historical useful life (years)	Preliminary fair value	Estimated weighted average life (years)	Pro forma amortization for year ended, December 31, 2019
Customer relationships and other	$197.8	18	$457.6	14	$32.7
Patents/Developed technology	0.9	9	24.2	9	2.6
Backlog	-	N/A	12.2	N/A	-
Trademarks	31.8	20	168.2	N/A	-
Total acquired intangible assets	$230.5		$662.2		$35.3
Less: historical PFS amortization (January 1, 2019 through May 14, 2019)					(15.5)
Less: historical Ingersoll Rand Industrial business (May 15, 2019 through December 31, 2019)					(33.1)
Total historical amortization expense					(48.6)
Pro forma adjustment					$(13.3)

The estimated fair value of amortizable intangible assets is expected to be amortized over the preliminary useful lives that will generally range from approximately fourteen years for customer relationships to nine years for developed technology, subject to the finalization of the purchase price allocation. Trademarks are considered to have an indefinite life. The amortizable life for each category of asset was based on the duration of the estimated cash flows for each asset. With other assumptions held constant, a 10% change in the fair value adjustment for amortizable intangible assets would increase/decrease pro forma amortization for the year ended December 31, 2019 by approximately $3.5 million. The unaudited pro forma combined statements of operations do not reflect the amortization of the backlog of $12.2 million ($8.9 million, net of tax) for the estimated purchase accounting adjustment to intangibles as this amount is not expected to have a continuing impact on Ingersoll Rand Industrial’s operations. The $48.6 million of combined amortization expense for historical Ingersoll Rand Industrial and historical Precision Flow Systems is inclusive of $10.9 million of backlog amortization.

(e)
Reflects the pro forma adjustment to remove the historical interest expense of $13.4 million as Ingersoll Rand Industrial did not assume PFS’ debt in connection with the acquisition. The PFS Acquisition was funded with cash provided by Ingersoll Rand and accordingly, no interest expense has been reflected in the unaudited pro forma condensed combined statements of operations.

(f)
Reflects an adjustment to record an income tax provision for the net pro forma adjustments related to the PFS Acquisition resulting from i) including the tax effect of pro forma PFS Acquisition adjustments determined  using statutory tax rates in the jurisdictions in which the acquired assets are located, ii) removing the historical tax effect related to the pro forma adjustments to eliminate historical PFS amortization and interest expense which were determined based on actual PFS tax rates when the expenses were originally recognized, and iii) certain adjustments as a result of an expectation that the tax benefit of PFS’ historical net losses, which was previously unrecognized, would have been realizable based on the combined tax position of Ingersoll Rand Industrial and PFS. The net adjustment results in a pro forma effective rate of approximately 18.4%.

Reclassification Adjustments

Total Pro Forma Ingersoll Rand Industrial Adjusted reflects the following reclassification adjustments to conform Total Pro Forma Ingersoll Rand Industrial to the financial statement presentation of Gardner Denver:

(g)
Reflects reclassification of $61.5 million of amortization expense related to the amortization of Ingersoll Rand Industrial customer relationships and developed technologies and patents within Selling and administrative expenses to a separate line item, Amortization of intangible assets, to align with Gardner Denver’s Statement of Operations line item presentation.

(h)
Reflects the reclassification of $35.4 million and $2.1 million of restructuring charges primarily related to labor and accelerated depreciation of machinery and equipment within Cost of sales and Selling and administrative expenses, respectively, to Other operating expense, net to align with Gardner Denver’s Statement of Operations line item presentation.

(i)
Reflects the reclassification of $0.8 million of foreign currency gain due to transactions that are denominated in a currency other than the entity’s functional currency from Other income, net to Other operating expense, net to align with Gardner Denver’s Statement of Operations line item presentation.

(j)
Reflects the reclassification of $0.9 million and $0.4 million of loss on asset disposals related to the sale of machinery and equipment within Cost of sales and Selling and administrative expenses, respectively, to Other operating expense, net to align with Gardner Denver’s Statement of Operations line item presentation.

(k)
Reflects the reclassification of $3.4 million of Research and development costs associated with developing and improving new products and services to Selling and administrative expenses to align with Gardner Denver’s Statement of Operations line item presentation.

Note 3: Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Gardner Denver considered the accounting acquirer of Ingersoll Rand Industrial. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. To prepare the unaudited pro forma condensed combined financial information, Gardner Denver adjusted Ingersoll Rand Industrial’s assets and liabilities to their estimated fair values based on preliminary valuation work. As of the date of this report, Gardner Denver has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated useful lives of Ingersoll Rand Industrial’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies adopted by Gardner Denver. Certain financial information of Ingersoll Rand Industrial as presented in its historical combined financial statements has been preliminarily reclassified to conform to the historical presentation in Gardner Denver’s consolidated financial statements for the purposes of preparing the unaudited pro forma condensed combined financial information. Gardner Denver is performing a full and detailed review of Ingersoll Rand Industrial’s accounting policies. As a result of that review, Gardner Denver may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve any synergies.

Note 4: Accounting policies and reclassification adjustments

The unaudited pro forma condensed combined financial information reflects adjustments to conform Ingersoll Rand Industrial’s results to Gardner Denver’s presentation.

Certain reclassifications have been made to the Pro forma Ingersoll Rand Industrial Statements of Operations and the Historical Ingersoll Rand Industrial Balance Sheet to conform to the financial statement presentation of Gardner Denver. Refer to Note 2 above for reclassification adjustments to the Pro forma Statements of Operations. See Note 9 below for reclassification adjustments to the Pro forma Balance Sheet.

Note 5: Financing transactions

Ingersoll Rand Industrial incurred $1,900.0 million of indebtedness under a senior secured first lien term loan facility (the “Ingersoll Rand Industrial Term Loan Facility”) prior to the closing of the merger, and the indebtedness deemed issued under the Ingersoll Rand Industrial Term Loan facility will mature in February 2027.

As part of the merger, Gardner Denver increased its senior secured revolving credit facility (the “Revolving Credit Facility”) to $1,000.0 million at the closing of the merger. The Revolving Credit Facility will mature in June 2024.

Gardner Denver incurred a total of $34.4 million debt issuance costs including $26.9 million associated with the Ingersoll Rand Industrial Term Loan Facility issuance and $7.5 million associated with the increase in the Revolving Credit Facility. The debt issuance costs associated with each indebtedness is amortized over the respective terms of the debt. For purposes of the unaudited pro forma condensed combined financial statements, the borrowings under the Ingersoll Rand Industrial Term Loan Facility are assumed to have a weighted average interest rate of 3.27%. See Note 8 below for further discussion on interest expense pro forma adjustments.

(Dollars, in millions)
Term Loan Facility	$1,900.0
Less: Debt issuance costs	(34.4)
Net long-term debt	$1,865.6

Note 6: Purchase price accounting and merger consideration

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect a preliminary allocation of the purchase price to Ingersoll Rand Industrial’s identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The preliminary purchase price allocation in this unaudited pro forma condensed combined financial information is based upon a purchase price of approximately $6,924.4 million as determined by (1) the price per share of  common stock, determined on the closing date of the Transactions based on the February 28, 2020 closing price, multiplied by 211,023,522 shares of Gardner Denver common stock issued to Ingersoll Rand shareholders in connection with the merger, based on the applicable exchange ratio, and (2) the portion of the fair value attributable to pre-merger completion service for replacement equity awards exchanged for the outstanding awards held by employees of the Ingersoll Rand Industrial business. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid are measured on the closing date of the Transactions at the then-current market price.

The pro forma purchase price adjustments are preliminary and are subject to change based on the actual net tangible and intangible assets and liabilities that existed on the closing date of the merger. Increases or decreases in the estimated fair value of assets and liabilities will result in adjustments that could materially impact the unaudited pro forma condensed combined financial information.

Total merger consideration is calculated as follows:

(Dollars, in millions)
Fair value of Gardner Denver common stock issued for Ingersoll Rand Industrial outstanding common stock	$6,919.5
Fair value attributable to pre-merger service for replacement equity awards	4.9
Total merger consideration	$6,924.4

The fair value of Gardner Denver common stock issued for Ingersoll Rand Industrial outstanding common stock is calculated as follows:

(Dollars and shares in millions, except per share amounts)
Shares of Gardner Denver common stock issued for Ingersoll Rand Industrial outstanding common stock	211.0
Price per share of Gardner Denver common stock (1)	$32.79
Fair value of Gardner Denver common stock issued for Ingersoll Rand Industrial outstanding common stock	$6,919.5

(1)	Price per share of Gardner Denver common stock was determined based on the market closing price of Gardner Denver on February 28, 2020.

The following is a preliminary estimate of the fair value of assets to be acquired and the liabilities to be assumed by Gardner Denver:

(Dollars in millions)
Current assets, including cash acquired	$1,204.1
Fixed assets	459.9
Goodwill	5,879.3
Intangible assets	2,677.4
Other assets	250.3
Total assets	10,471.0
Long-term debt, including current portion	1,865.6
Deferred tax liabilities	469.4
Other liabilities assumed	1,197.6
Total liabilities	3,532.6
Non-controlling interest	14.0
Total consideration transferred	$6,924.4

Gardner Denver has not finalized the process of allocating the purchase price and valuing the acquired assets and liabilities assumed for the Ingersoll Rand Industrial acquisition. The final purchase price allocation will be determined when Gardner Denver has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary amounts presented in these unaudited pro forma combined financial statements. If the fair value of the acquired assets is higher than the preliminary values above, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma combined statement of operations.

Note 7: Pre-merger adjustments

In connection with the reorganization of Ingersoll Rand Industrial, certain assets and liabilities are excluded from the separation and consolidation of Ingersoll Rand Industrial and certain assets and liabilities are being assumed as part of the separation and consolidation of Ingersoll Rand Industrial that are not reflected in the Historical Ingersoll Rand Industrial balance sheet.  Therefore, the following adjustments are included in the Pro forma condensed combined balance sheet and statement of operations to reflect these excluded and incremental assets and liabilities:

(a)
Cash and cash equivalents: A pro forma adjustment of $254.0 million to reflect Ingersoll Rand Industrial’s cash balance at time of merger at the minimum cash amount of $25.0 million in accordance with the Merger Agreement, with the offset to the Parent company investment.

(b)	Property, plant and equipment, net: A pro forma adjustment to reflect the net decrease in Property, plant and equipment of $29.1 million due to:

i.
Exclusion of $31.0 million of property, plant and equipment included within the Historical Ingersoll Rand Industrial balance sheet, but not being acquired by Gardner Denver, as stipulated in the Merger Agreement; and

ii.	Inclusion of $1.9 million of property, plant and equipment not included within the Historical Ingersoll Rand Industrial balance sheet, however, acquired by Gardner Denver per the Merger Agreement.

(c)
Long-term debt, including current portion: A pro forma adjustment to reflect $1,900.0 million Ingersoll Rand Industrial Term Loan Facility incurred as part of the Transactions with the corresponding adjustment to Parent company investment. The net adjustment to Long-term debt also reflects $34.4 million of debt issuance costs with a corresponding increase to Accrued liabilities.

(d)
Pensions and other postretirement benefits: Pro forma adjustments to reflect the impact of pensions plans of Ingersoll Rand Industrial that Gardner Denver acquired through the merger. The Ingersoll Rand Industrial financial statements have been prepared using a multiemployer approach, where expense is allocated to the industrial segment of Ingersoll Rand related to the shared pension obligation. As part of the Separation, specific pension assets and obligations, not reflected in the historical financial statements, were transferred. Pro forma adjustments related to pension and postretirement benefit obligations and balance sheet items of the Ingersoll-Rand Industrial business were estimated based on actual participant data.  Assets were allocated based on Accumulated Benefit Obligation, the actual reserve for insured plans or Projected Benefit Obligation depending on the location of the plans.

i.
Reflects $7.2 million and $122.1 million increase in current pension liabilities included in Accrued compensation and benefits and non-current pension liabilities included in Pensions and other postretirement benefits, respectively, related to the pension plans of employees transferring to Gardner Denver; and

ii.	Reflects the related impact of the pension plans attributed to transferred employees of $75.2 million to Accumulated other comprehensive loss and $54.1 million to Parent company investment.

(e)	Deferred taxes:

i.	A pro forma adjustment to reflect a $3.9 million decrease in deferred tax assets related to certain tax attributes retained by Ingersoll Rand post-merger; and

ii.
A pro forma adjustment to reflect a $38.6 million decrease in deferred tax liabilities related to $31.5 million for the tax effect of aforementioned pension and other postretirement benefits, and $7.1 million for tax effect of aforementioned adjustment for excluded and included property, plant and equipment within the Merger Agreement.

(f)
Income taxes included in Other assets, Accrued liabilities and Other liabilities: Increase in income tax receivable included in Other assets of $104.5 million related to indemnity receivables associated with $89.0 million of income tax payable included in Accrued liabilities and $6.0 million FIN 48 liability included in Other liabilities as well as reduction of Other liabilities of $9.5 million related to FIN 48 liability included in carve-outs but not assumed by the Company.

(g)	Cost of sales and Selling and administrative expenses: Pro forma adjustments to reflect the impact of included and excluded assets and liabilities as described in Note 7(b) and 7(d):

i.
Depreciation expense: A pro forma adjustment to represent the net decrease in depreciation related to the excluded and included property, plant and equipment as described in Note 7(b) which reflects the removal of $2.7 million and addition of $0.3 million in depreciation expense for the excluded and included property, plant and equipment, respectively, for the year ended December 31, 2019.

ii.
Pension expense: A pro forma adjustment to represent the net decrease in expense related to the excluded pension plans as described in Note 7(d) which reflects the removal of  $1.7 million and $0.6 million in pension expense included in Cost of Sales and Selling and administrative expenses, respectively, for the year ended December 31, 2019.

(h)
Leases: A pro forma adjustment to reflect the increase in Other assets of $8.5 million and increase in Accrued liabilities and Other liabilities of $2.3 million and $4.6 million, respectively, due to the inclusion of right of use assets and lease liabilities associated with operating leases for shared facilities excluded from the Historical Ingersoll Rand Industrial balance sheet.

Note 8: Adjustments to Pro Forma Combined Statements of Operations

(a)
Cost of sales and Selling and administrative expenses – depreciation expense adjustment: Represents the adjustment to depreciation expense to remove historical depreciation expense offset by new depreciation expense based on the preliminary fair values of acquired property, plant and equipment, depreciated over their estimated remaining useful lives, determined in accordance with Gardner Denver accounting policy.

(Dollars in millions)	Cost of Sales	Selling and Administrative Expenses
Reversal of historical Ingersoll Rand Industrial depreciation expense	$(43.9)	$(17.1)
Reversal of PFS pro forma adjustment	(0.5)	-
Depreciation of acquired property, plant and equipment	51.7	9.8
Total depreciation expense adjustment	$7.3	$(7.3)

The estimated fair values and estimated useful lives are preliminary and subject to change once Gardner Denver has sufficient information as to the specific types, nature, age, condition, and location of Ingersoll Rand Industrial’s property, plant and equipment.

The following table summarizes the estimated fair values of Ingersoll Rand Industrial’s identifiable fixed assets (in millions) and their estimated useful lives.

(Dollars in millions)	Carrying Value	Step-up	Estimated Fair Value	Estimated Useful Life
Land	$20.5	$0.9	$21.4	N/A
Building	154.2	21.1	175.3	12 - 16
Machinery and equipment	249.3	13.9	263.2	6 - 8
Total acquired property plant and equipment	$424.0	$35.9	$459.9

(b)
Selling and administrative expenses – stock compensation expense adjustment: reflects the net pro forma adjustment to stock compensation expense to remove historical expense and include adjustment based on the estimated fair value of replacement awards attributable to post-acquisition service period. As part of the Transactions, Gardner Denver has replaced Ingersoll Rand Industrial equity awards (RSUs, PSUs, and Options) with Gardner Denver awards.

The estimated fair value of replacement awards is determined as follows based on share price and market assumptions available at the closing of the Transactions, which were based on data at close of day on February 28, 2020:

•
Each Ingersoll Rand restricted stock unit that is held by an Ingersoll Rand Industrial employee who transfers employment to Ingersoll Rand Industrial will be replaced with an award of a number of Gardner Denver restricted stock units (which may be settled in or whose value is otherwise determined by reference to the value of Gardner Denver common stock) determined by dividing the number of Ingersoll Rand restricted stock units subject to each award by the Gardner Denver Ratio of 0.256 (rounded up to the nearest whole share), subject to restrictions and other terms and conditions substantially identical to those that applied to the corresponding Ingersoll Rand restricted stock units immediately prior to the time of the Distribution. The exchange will occur based on the fair value of Ingersoll Rand Industrial common stock immediately before the Transactions with a commensurate fair value of Gardner Denver restricted stock unit, using the stock price immediately after the Transactions.

•
Each Ingersoll Rand stock option that is unvested immediately prior to the time of the Distribution and is held by an Ingersoll Rand employee who transfers employment to Ingersoll Rand Industrial and each Ingersoll Rand stock option that is vested immediately prior to the time of the Distribution and is held by an Ingersoll Rand employee who transfers employment to Ingersoll Rand Industrial and is a resident of the People’s Republic of China (other than special administrative regions of Hong Kong and/or Macau) will be converted into an option to purchase a number of shares of Gardner Denver common stock equal to the number of ordinary shares of Ingersoll Rand subject to the corresponding Ingersoll Rand option divided by the Gardner Denver Ratio of 0.256 (rounded down to the nearest number of whole shares), at an exercise price per share equal to the per-share exercise price under the corresponding Ingersoll Rand option multiplied by the Gardner Denver Ratio of 0.256 (rounded up to the nearest cent), subject to the same terms and conditions (including those related to vesting and post-employment exercise provisions) as were applicable under the Ingersoll Rand option immediately prior to the time of the Distribution. The fair value was estimated by performing a Black Scholes analysis.

•
The portion of the Ingersoll Rand performance stock units held by each Ingersoll Rand employee who transfers employment to Ingersoll Rand Industrial that was forfeited at the effective time of the Distribution (which is a prorated portion based on the number of days remaining in the applicable performance period(s) for the Ingersoll Rand performance stock units following the time of the Distribution) will be replaced by an award of a number of Gardner Denver restricted stock units (which may be settled in or whose value is otherwise determined by reference to the value of Gardner Denver common stock), with the number of restricted stock units to be granted to be determined by dividing (i) the average percentage payout of shares of Ingersoll Rand common stock earned by all eligible participants who were employed for the full performance period with respect to Ingersoll Rand performance stock units under the Ingersoll-Rand plc Incentive Stock Plan of 2018, the Ingersoll-Rand plc Incentive Stock Plan of 2013, and the Ingersoll-Rand plc Incentive Stock Plan of 2007 for 2017, 2018 and 2019, measured as of the date of settlement of such awards, multiplied by each Ingersoll Rand Industrial employee’s outstanding Ingersoll Rand performance stock unit awards measured at target,, by (ii) the Gardner Denver Ratio of 0.256 (rounded up to the nearest whole share) and with the number of Gardner Denver restricted stock units then prorated as described above, subject to restrictions and other terms and conditions substantially identical to those that applied to the corresponding Ingersoll Rand performance stock units immediately prior to the time of the Distribution (except that each Gardner Denver restricted stock unit will time vest on the last day of the applicable performance period for the corresponding forfeited Ingersoll Rand performance stock unit, subject to the employee’s continued employment on such date). Ingersoll Rand Industrial performance stock units include both a performance (CROIC) and market (TSR) condition. The estimated fair value of the replacement awards considered Ingersoll Rand Industrial’s expectation of achieving the performance metric and an analysis of the market condition using a Monte Carlo simulation.

The estimated fair value of replacement awards attributable to post-acquisition service period is estimated based on the total estimated fair value of replacement awards less the amount attributed to pre-combination service. The estimated fair value attributable to pre-combination service is determined by the estimated acquisition date fair value of the Ingersoll Rand Industrial awards multiplied by the portion of pre-combination period service expected to be rendered at the acquisition date divided by the original service period. The replacement award service periods are expected to be the same as the original awards. The Company has considered an estimate of forfeitures as part of this analysis and applied its current accounting policy to straight-line expense for any time-based vesting awards with graded vesting features.

(Dollars in millions)
Remove historical stock compensation expense	$(8.3)
Estimated fair value of Gardner Denver equity awards issued for Ingersoll Rand Industrial outstanding equity awards allocated to post-acquisition compensation expense	11.6
Pro forma adjustments to Selling and administrative expenses	$3.3

(c)
Other operating expense, net – transaction costs adjustment: Represents the elimination of $45.0 million in non-recurring transaction costs incurred related to the merger included in Other operating expense, net, respectively, for the year ended December 31, 2019.

(d)
Amortization of intangible assets: Represents the removal of historical amortization expense offset by new amortization expense recognized based on the fair value of identified definite-lived intangible assets with estimated assigned useful lives as described below:

(Dollars in millions)
Reversal of historical Ingersoll Rand Industrial amortization expense	$(61.5)
Amortization of acquired intangible assets	235.5
Total incremental amortization expense	$174.0

Gardner Denver has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the acquired intangible assets which may result in a change in actual amortization expense recognized. The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material.

The following table summarizes the estimated fair values of Ingersoll Rand Industrial’s identifiable intangible assets and their estimated useful lives:

(Dollars in millions)	Carrying Value	Step-up	Estimated Fair Value	Estimated Useful Life
Customer relationships	$551.0	$970.3	$1,521.3	10 - 15
Trademarks	211.7	416.6	628.3	20 - Indefinite
Technology	17.8	346.0	363.8	7 - 12
Software	30.2	1.5	31.7	1
Backlog and other	44.7	87.6	132.3	0.5 - 1
Total acquired intangible assets	$855.4	$1,822.0	$2,677.4

The unaudited pro forma combined statements of operations do not reflect the amortization of Software of $31.7 million ($23.7 million, net of tax) or Backlog and other of $132.3 million ($98.8 million, net of tax) for the estimated purchase accounting adjustment to intangibles as this amount is not expected to have a continuing impact on Gardner Denver and Ingersoll Rand Industrial’s combined operations.

(e)
Interest expense, net: reflects the increase to interest expense resulting from interest on the new term debt to finance the acquisition of Ingersoll Rand Industrial and the amortization of related debt issuance costs, as follows:

(Dollars in millions)
Interest expense on new debt	$62.0
Amortization of debt issuance costs	5.6
Pro forma adjustments to interest expense	$67.6

A sensitivity analysis on interest expense has been performed to assess the effect that a hypothetical 0.1% change in interest rates would have on the Ingersoll Rand Industrial Term Loan Facility. A 0.1% change in the interest rates would cause a corresponding increase or decrease to interest expense of approximately $1.9 million for the year ended December 31, 2019. See Note 5 for further discussion on the financing transactions.

(f)
Income tax expense: The pro forma adjustments were tax effected at a blended estimated statutory tax rate of 25.3%. The blended estimated statutory rate is a weighted average of the statutory income tax rates in the jurisdictions in which the combined Company generates taxable income or loss. The statutory rate may differ from the combined Company’s effective tax rate, which will include other tax charges and benefits.  Additionally, the statutory rate does not take into account any historical or possible future tax events that may impact the combined Company following consummation of the merger.

(g)
Basic weighted average number of shares outstanding: Reflects the pro forma issuance of 211.0 million shares of Gardner Denver common stock issued in exchange for Ingersoll Rand Industrial outstanding common stock in accordance with the Merger Agreement.

(h)
Diluted weighted average number of shares outstanding: Reflects the pro forma issuance of 211.2 million shares for the year ended December 31, 2019, of Gardner Denver common stock issued in exchange for Ingersoll Rand Industrial outstanding common and the potential issuance of shares of common stock under replacement equity awards issued in accordance with the Merger Agreement. In connection with the merger, unvested awards held by certain employees of the Ingersoll Rand Industrial business were converted to Gardner Denver restricted stock awards, such that the total value of equity awards held by employees of the Ingersoll Rand Industrial business post-merger will be substantially economically equivalent to the value of such awards prior to the merger.

Note 9: Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(i)	Certain reclassifications have been made to the Pro forma Historical Ingersoll Rand Industrial Balance Sheet to conform to the financial statement presentation of Gardner Denver as follows:

i.
Reflects the reclassification of $30.2 million of capitalized software, net, primarily comprised of internally developed software and local accounting systems from Property, plant, and equipment to Other intangible assets, net to align with Gardner Denver presentation;

ii.	Reflect the reclassification of $48.6 million of deferred tax assets from Other assets to Deferred tax assets to align with Gardner Denver presentation and S-X Rule 5-02;

iii.
Reflects the reclassification of $100.8 million of Accrued compensation and benefits to Accrued liabilities to align with Gardner Denver presentation. In accordance with S-X Rule 5-02, Gardner Denver discloses balances presented within Accrued liabilities, including Salaries, wages and related fringe benefits (or Accrued compensation and benefits), as part of its footnotes rather than on the face of the balance sheet; and

iv.	Reflects the reclassification of $6.9 million of FIN 48 liability to Other liabilities to align with Gardner Denver presentation and S-X Rule 5-02.

(j)	Cash: Represents the adjustment to the Company cash balance of the following:

i.
$28.8 million for transaction costs anticipated to be paid in connection with completing the Acquisition. Additionally, a related deferred income tax benefit of $2.7 million and income tax payable of $4.1 million is reflected in Deferred income taxes and Other liabilities, respectively. The Company expects to incur approximately $73.8 million in transaction costs in connection with completing the merger, which includes approximately $33.7 million reflected in the historical Balance sheet of Gardner Denver within Accounts payable and Accrued liabilities; and

ii.
$34.4 million for debt issuance costs paid by Gardner Denver in connection with the financing transactions, with a corresponding decrease to Accrued liabilities. Refer to Note 5 for further discussion.

(k)
Inventories: Represents the adjustment of $85.3 million to the carrying value of Ingersoll Rand Industrial’s inventory from its recorded net book value to its preliminary estimated fair value of $519.0 million. The estimated fair value step-up is expected to be amortized to cost of sales within one year of the acquisition, and as such there is no pro forma adjustment within the pro forma condensed combined statement of operations.

(l)
Property, plant and equipment, net: Represents the adjustment in carrying value of Ingersoll Rand Industrial’s property, plant and equipment from its recorded net book value to its preliminary estimated fair value of approximately $459.9 million. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis.

The estimated fair values and estimated useful lives are preliminary and subject to change once Gardner Denver has sufficient information as to the specific types, nature, age, condition, and location of Ingersoll Rand Industrial’s property, plant and equipment.

(m)
Goodwill: Represents a net increase in goodwill of $4,221.9 million, comprised of the elimination of Ingersoll Rand Industrial’s historical goodwill balance of $1,657.4 million, offset by $5,879.3 million of goodwill resulting from the merger. Goodwill resulting from the merger represents the excess of estimated merger consideration over the preliminary fair value of the underlying tangible and identifiable intangible assets acquired and liabilities assumed. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded market opportunities, and other benefits that Gardner Denver believes will result from combining its operations with the operations of Ingersoll Rand Industrial. The goodwill created in the merger is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.

(n)
Other intangible assets, net: Represents adjustments to increase the preliminary estimated fair value of intangible assets to approximately $2,677.4 million. The estimated fair values of identifiable intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material.

(o)
Deferred taxes: Represents estimated adjustments to deferred tax assets and liabilities as a result of the merger. The actual deferred tax assets and liabilities may differ materially based on changes resulting from finalizing the allocation of purchase price and valuing the assets acquired and liabilities assumed for the Ingersoll Rand Industrial business (including the PFS Acquisition), changes to the valuation  allowance on the combined business, and tax basis step ups resulting from separation transactions which are not reasonably estimable for the purposes of these pro forma financial statements.

Deferred tax liabilities increased a net $371.3 million which represents a $405.5 million increase in the deferred tax liability for the tax impact of the difference between the estimated assigned fair value of acquired assets and liabilities, excluding deferred revenue, and the tax basis of such assets and liabilities, and a decrease of $34.2 million related to historical Ingersoll Rand Industrial tax deductible goodwill.

Deferred tax assets decreased $2.8 million related to the difference between the estimated assigned fair value of acquired deferred revenue, and the tax basis of the acquired deferred revenue.

The estimate was determined by multiplying the increase or decrease in the fair value of the respective asset or liability over the book value by a blended statutory tax rate estimate of 20.6%. The blended statutory tax rate is the weighted average of the statutory tax rates, based on the fair market values of the acquired assets and liabilities and the jurisdictions in which the assets and liabilities are located. This rate is subject to change when Gardner Denver performs a complete tax analysis post-merger.

(p)
Accrued liabilities: Represents the estimated adjustment to decrease the assumed deferred revenue obligations to a fair value of approximately $87.9 million, a $12.6 million decrease from the carrying value. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin. After the acquisition, this adjustment will not have a continuing impact beyond one year and, therefore, there is no pro forma adjustment within the pro forma condensed combined statement of operations.

(q)
Stockholders’ equity: Represents the elimination of Ingersoll Rand Industrial Parent company investment and Accumulated other comprehensive loss, as well as the following adjustments to reflect the capital structure of the combined company and impact to retained earnings of the aforementioned pro forma adjustments:

Eliminate Ingersoll Rand Industrial Parent company investment	$(1,436.5)
Eliminate Ingersoll Rand Industrial Accumulated other comprehensive loss	315.6
Issuance of Gardner Denver shares as merger consideration	6,924.4
Impact to Accumulated deficit for pro forma adjustments of transaction costs and related tax impact (j)	(30.2)
Total stockholder's equity adjustment	$5,773.3